Exhibit 99.1

FOR IMMEDIATE RELEASE
April 15, 2015

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2015

Earnings Summary
(in thousands except per share data)	1Q 2015	4Q 2014	1Q 2014
Net income	$10,938	$9,992	$10,140
Earnings per share	$0.63	$0.58	$0.59
Earnings per share – diluted	$0.63	$0.57	$0.58

Return on average assets	1.18%	1.07%	1.13%
Return on average equity	9.70%	8.87%	9.72%
Efficiency ratio	58.66%	60.76%	62.00%
Tangible common equity	10.60%	10.44%	9.88%

Dividends declared per share	$0.300	$0.300	$0.291
Book value per share	$26.17	$25.64	$24.23

Weighted average shares	17,400	17,351	17,308
Weighted average shares – diluted	17,451	17,422	17,403

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the first quarter 2015 of $10.9 million, or $0.63 per basic share, compared to $10.1 million, or $0.59 per basic share, earned during the first quarter 2014 and $10.0 million, or $0.58 per basic share, earned during the fourth quarter 2014.

1st Quarter 2015 Highlights

❖
Nonperforming loans at $35.1 million decreased $7.4 million from March 31, 2014 and $3.9 million from December 31, 2014.  Nonperforming assets at $74.0 million decreased $4.7 million from March 31, 2014 and $1.8 million from December 31, 2014.

❖
Net loan charge-offs for the quarter ended March 31, 2015 were $1.7 million, or 0.26% of average loans annualized, compared to $1.7 million, or 0.27%, experienced for the first quarter 2014 and $3.0 million, or 0.44%, for the fourth quarter 2014.

❖	Our loan portfolio increased $161.0 million from March 31, 2014 and $12.7 million during the quarter.

❖	Our investment portfolio decreased $23.8 million from March 31, 2014 and $13.9 million during the quarter.

❖	Deposits, including repurchase agreements, increased $42.3 million from March 31, 2014 and $74.7 million during the quarter.

Net Interest Income

Net interest income for the quarter increased $0.2 million, or 0.5%, from prior year first quarter but decreased $0.6 million, or 1.8%, from prior quarter, while our net interest margin decreased 8 basis points and 1 basis point during the respective time periods.  Average earning assets increased $91.1 million, or 2.7%, from first quarter 2014 and $20.9 million, or 0.6%, from prior quarter, while our yield on average earning assets decreased 10 basis points and 1 basis point, respectively, during these time periods.  The cost of interest bearing funds decreased 2 basis points from prior year same quarter but remained flat to prior quarter.  Our average loans to deposits, including repurchase agreements, for the quarter ended March 31, 2015 were 86.6% compared to 83.4% for the quarter ended March 31, 2014 and 86.1% for the quarter ended December 31, 2014.

Noninterest Income

Noninterest income for the quarter ended March 31, 2015 increased $0.7 million, or 6.7%, from prior year same quarter but decreased $1.3 million, or 10.8%, from prior quarter.  Year over year, we experienced increases in gains on sales of loans of $0.1 million, deposit service charges of $0.2 million, trust revenue of $0.1 million, and loan related fees of $0.2 million.  However, all of these areas experienced declines quarter over quarter.  Gains on sales of loans decreased $0.4 million, deposit service charges decreased $0.6 million, trust revenue decreased $0.1 million, and loan related fees decreased $0.1 million.  The decrease in deposit service charges quarter over quarter was primarily seasonal as we had a fewer number of days along with substantial inclement weather in the first quarter 2015.  We had securities gains for the quarter ended March 31, 2015 of $0.1 million in comparison to losses of $0.1 million in both the first and fourth quarters of 2014.

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2015 decreased $1.0 million, or 3.9%, from prior year first quarter and $2.2 million, or 7.9%, from prior quarter.  The quarterly decrease was primarily the result of a $0.7 million decrease in personnel expense, a $0.5 million decrease in net other real estate owned expense, and a $0.3 million decrease in repossession expense, along with a decrease in other direct expenses due to a $0.5 million accrual booked in the fourth quarter 2014 for anticipated customer refunds.  The decrease in personnel expense consisted of a $0.7 million decrease in our group medical and life insurance.  The year over year decrease was primarily due to a $1.0 million decrease in net other real estate owned expense.

Balance Sheet Review

CTBI's total assets at $3.8 billion increased $90.8 million, or 2.5%, from March 31, 2014 and $35.6 million, or an annualized 3.9%, during the quarter.  Loans outstanding at March 31, 2015 were $2.7 billion, increasing $161.0 million, or 6.2%, from March 31, 2014 and $12.7 million, or an annualized 1.9%, during the quarter.  We experienced growth during the quarter of $4.9 million in the commercial loan portfolio and $17.0 million in the indirect loan portfolio, partially offset by decreases of $7.1 million in the residential loan portfolio and $2.1 million in the consumer direct loan portfolio.  CTBI's investment portfolio decreased $23.8 million, or 3.7%, from March 31, 2014 and $13.9 million, or an annualized 8.8%, during the quarter.  The decline in the investment portfolio was allowed to provide additional liquidity.  Deposits, including repurchase agreements, at $3.2 billion increased $42.3 million, or 1.3%, from March 31, 2014 and $74.7 million, or an annualized 9.7%, from prior quarter.  Our deposits in other banks increased $30.7 million during the quarter as deposit growth outpaced loan growth.

Shareholders' equity at December 31, 2014 was $457.4 million compared to $422.0 million at March 31, 2014 and $447.9 million at December 31, 2014.  CTBI's annualized dividend yield to shareholders as of March 31, 2015 was 3.62%.

Asset Quality

CTBI's total nonperforming loans were $35.1 million at March 31, 2015, a 17.4% decrease from the $42.4 million at March 31, 2014 and a 10.0% decrease from the $39.0 million at December 31, 2014.  Nonaccrual loans decreased $3.7 million for the quarter and loans 90+ days past due decreased $0.2 million.  Loans 30-89 days past due at $17.8 million was an increase of $2.7 million from December 31, 2014.  The increase in 30-89 days past due was primarily in the commercial loan portfolio; however, it was not isolated to any one market or industry.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at March 31, 2015 totaled $56.5 million, a $8.8 million decline from the $65.3 million at March 31, 2014 and a $2.6 million decline from the $59.1 million at December 31, 2014.

Our level of foreclosed properties at $38.7 million at March 31, 2015 was an increase from $36.3 million at March 31, 2014 and $36.8 million at December 31, 2014.  The $1.9 million increase for the quarter included an additional $2.2 million in income producing commercial real estate which was put on nonaccrual in the first quarter 2014.  Sales of foreclosed properties for the quarter ended March 31, 2015 totaled $3.6 million while new foreclosed properties totaled $5.6 million.  At March 31, 2015, the book value of properties under contracts to sell was $4.5 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended March 31, 2015 were $1.7 million, or 0.26% of average loans annualized, compared to $1.7 million, or 0.27%, experienced for the first quarter 2014 and $3.0 million, or 0.44%, for the fourth quarter 2014.  Of the net charge-offs for the quarter, $0.6 million were in commercial loans, $0.4 million were in indirect auto loans, and $0.5 million were in residential real estate mortgage loans.  Allocations to loan loss reserves were $1.9 million for the quarter ended March 31, 2015 compared to $1.3 million for the quarter ended March 31, 2014 and $3.4 million for the quarter ended December 31, 2014.  Our provision decreased from prior quarter as net charge-offs decreased and loan growth slowed in comparison to the fourth quarter 2014.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at March 31, 2015 was 98.7% compared to 79.2% at March 31, 2014 and 88.4% at December 31, 2014.  Our loan loss reserve as a percentage of total loans outstanding remained at 1.26% from December 31, 2014, a decrease from the 1.30% at March 31, 2014.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI's actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors' pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations' savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI's results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.8 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2015
(in thousands except per share data and # of employees)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest income	$35,725	$36,406	$35,693
Interest expense	2,820	2,907	2,943
Net interest income	32,905	33,499	32,750
Loan loss provision	1,901	3,375	1,345

Gains on sales of loans	290	687	190
Deposit service charges	5,582	6,153	5,431
Trust revenue	2,239	2,308	2,109
Loan related fees	864	958	679
Securities gains (losses)	144	(66)	(60)
Other noninterest income	1,617	1,998	1,716
Total noninterest income	10,736	12,038	10,065

Personnel expense	13,645	14,337	13,417
Occupancy and equipment	2,864	2,654	3,064
Data processing expense	1,932	2,002	1,925
FDIC insurance premiums	606	618	649
Other noninterest expense	6,771	8,408	7,806
Total noninterest expense	25,818	28,019	26,861

Net income before taxes	15,922	14,143	14,609
Income taxes	4,984	4,151	4,469
Net income	$10,938	$9,992	$10,140

Memo: TEQ interest income	$36,238	$36,917	$36,141

Average shares outstanding	17,400	17,351	17,308
Diluted average shares outstanding	17,451	17,422	17,403
Basic earnings per share	$0.63	$0.58	$0.59
Diluted earnings per share	$0.63	$0.57	$0.58
Dividends per share	$0.300	$0.300	$0.291

Average balances:
Loans	$2,733,297	$2,711,183	$2,595,729
Earning assets	3,480,600	3,459,675	3,389,490
Total assets	3,745,141	3,720,851	3,648,545
Deposits, including repurchase agreements	3,155,059	3,150,160	3,114,169
Interest bearing liabilities	2,560,596	2,543,308	2,546,743
Shareholders' equity	457,407	447,080	423,175

Performance ratios:
Return on average assets	1.18%	1.07%	1.13%
Return on average equity	9.70%	8.87%	9.72%
Yield on average earning assets (tax equivalent)	4.22%	4.23%	4.32%
Cost of interest bearing funds (tax equivalent)	0.45%	0.45%	0.47%
Net interest margin (tax equivalent)	3.89%	3.90%	3.97%
Efficiency ratio (tax equivalent)	58.66%	60.76%	62.00%

Loan charge-offs	$2,636	$3,792	$2,545
Recoveries	(894)	(774)	(807)
Net charge-offs	$1,742	$3,018	$1,738

Market Price:
High	$36.47	$37.54	$41.13
Low	$31.53	$33.19	$34.18
Close	$33.16	$36.61	$37.71

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2015
(in thousands except per share data and # of employees)

	As of	As of	As of
	March 31, 2015	December 31, 2014	March 31, 2014
Assets:
Loans	$2,746,482	$2,733,824	$2,585,508
Loan loss reserve	(34,606)	(34,447)	(33,615)
Net loans	2,711,876	2,699,377	2,551,893
Loans held for sale	1,505	2,264	1,610
Securities AFS	626,335	640,186	650,127
Securities HTM	1,661	1,662	1,662
Other equity investments	22,814	22,796	22,814
Other earning assets	88,207	59,259	140,715
Cash and due from banks	61,351	56,299	64,386
Premises and equipment	49,363	49,980	51,182
Goodwill and core deposit intangible	65,914	65,967	66,127
Other assets	130,322	125,975	118,062
Total Assets	$3,759,348	$3,723,765	$3,668,578

Liabilities and Equity:
NOW accounts	$36,913	$31,998	$27,819
Savings deposits	962,101	925,715	931,135
CD's >=$100,000	583,112	575,394	605,478
Other time deposits	653,264	663,524	707,587
Total interest bearing deposits	2,235,390	2,196,631	2,272,019
Noninterest bearing deposits	704,150	677,626	652,170
Total deposits	2,939,540	2,874,257	2,924,189
Repurchase agreements	244,570	235,186	217,656
Other interest bearing liabilities	74,523	133,552	71,321
Noninterest bearing liabilities	43,266	32,893	33,369
Total liabilities	3,301,899	3,275,888	3,246,535
Shareholders' equity	457,449	447,877	422,043
Total Liabilities and Equity	$3,759,348	$3,723,765	$3,668,578

Ending shares outstanding	17,479	17,466	17,416
Memo: Market value of HTM securities	$1,653	$1,644	$1,619

30 - 89 days past due loans	$17,826	$15,150	$23,532
90 days past due loans	17,798	17,985	15,546
Nonaccrual loans	17,264	20,971	26,884
Restructured loans (excluding 90 days past due and nonaccrual)	47,148	47,860	44,803
Foreclosed properties	38,735	36,776	36,299
Other repossessed assets	201	90	5

Common equity Tier 1 capital	14.00%	-	-
Tier 1 leverage ratio	12.16%	12.04%	11.68%
Tier 1 risk-based capital ratio	16.16%	16.51%	16.57%
Total risk based capital ratio	17.41%	17.76%	17.81%
Tangible equity to tangible assets ratio	10.60%	10.44%	9.88%
FTE employees	1,007	1,012	1,024